Exhibit 99.1

Lisa K. Klinger
FOR IMMEDIATE RELEASE	Chief Financial Officer
(212) 515-2655
lklinger@vince.com

Vince Holding Corp. Reports First Quarter 2015 Results

- Net Sales increased 12.0%

- Diluted EPS increased 50.0% to $0.06

- Company revises guidance for fiscal 2015

NEW YORK, New York – June 4, 2015 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today reported unaudited results for the first quarter of fiscal 2015.

For the first quarter ended May 2, 2015:

•

Net sales increased 12.0% to $59.8 million from $53.5 million in the first quarter of fiscal 2014.  The wholesale segment increased 2.6% to $38.3 million and the direct-to-consumer segment increased 33.6% to $21.6 million over the first quarter of fiscal 2014.  Comparable store sales increased 9.7%, including ecommerce sales.

•

Gross profit increased 16.4% to $30.7 million from $26.4 million in the first quarter of fiscal 2014.  Gross profit as a percentage of net sales increased 200 basis points to 51.4% from 49.4% in fiscal 2014.

•

Selling, general, and administrative expenses were $25.6 million or 42.9% of sales compared to $21.2 million or 39.7% of sales in the first quarter of fiscal 2014. The increase in SG&A was largely driven by store labor and occupancy costs associated with 13 new store openings since the end of the first quarter of fiscal 2014, as well as increased stock compensation expense compared to last year’s first quarter.

•	Operating income was $5.1 million or 8.5% of sales compared to $5.2 million or 9.7% of sales for the first quarter of fiscal 2014.

•	Net income increased 77.3% to $2.5 million, or $0.06 per diluted share, compared to $1.4 million, or $0.04 per diluted share, for the first quarter of fiscal 2014.

•	During the first quarter of 2015, the Company opened four new stores, ending the quarter with 41 company-operated stores.

Jill Granoff, Chief Executive Officer of Vince, commented, “Our first quarter performance was generally in line with our expectations, with double-digit sales and profit growth in a challenging environment.  Our results were driven by a 34% increase in our direct-to-consumer segment sales, a modest increase in our wholesale segment sales and gross margin expansion of 200 basis points. We believe that Vince continues to resonate with consumers as a premium contemporary fashion brand offering everyday luxury essentials and modern effortless style.”

Balance Sheet

The Company voluntarily paid down $4.9 million of debt during the first quarter of fiscal 2015, resulting in total debt outstanding of $83.1 million as of May 2, 2015.  The Company had availability under its Revolving Credit Facility of $22.2 million as of May 2, 2015.

Inventory at the end of the first quarter of fiscal 2015 was $41.2 million versus $31.9 million at the end of the first quarter of fiscal 2014.  The planned year-over-year inventory increase was driven primarily by 13 new store openings since the end of the first quarter of last year, increased in-transit inventory as a result of our operational improvement initiatives, and new handbag inventory.

Capital expenditures for the first quarter of fiscal 2015 totaled $6.3 million, $3.4 million of which was primarily attributable to new stores and shop-in-shop build-outs.

Updated 2015 Outlook

Ms. Granoff continued, “Despite our solid first quarter performance, we are lowering our guidance for the full fiscal year based on current business trends and other macro dynamics.  While we are still projecting double-digit sales growth in our retail, ecommerce, international and licensing channels, we are now projecting a low double-digit decline in our domestic wholesale channel versus last year due primarily to reduced off-price shipments and a reduction in our anticipated full-price reorder rate.  In addition, we are now planning comp sales growth inclusive of ecommerce sales for the remainder of the year in the high single digit range.  While we are lowering our sales expectation for the year, we still plan to deliver a high-teens operating margin.  We remain confident that we are taking the appropriate actions that will drive both sales and profit growth over the long term as Vince continues its evolution into a global, dual gender, multi-channel lifestyle brand.”

For fiscal 2015, the Company now expects to:

•	Achieve total net sales of $340 million to $350 million, including revenues from 10 to 11 new retail stores and comparable sales growth inclusive of ecommerce sales in the high single digit range.
•	Expand gross margin 50 to 75 basis points.
•	Increase selling, general, and administrative expenses as a percent of net sales by 350 to 400 basis points over the adjusted fiscal 2014 rate of 28.2%.
•	Generate diluted earnings per share of $0.85 to $0.90.
•	Spend $17 million to $20 million in capital expenditures, consistent with prior guidance.

The Company also announced that on June 2, 2015 the Board of Directors elected Mr. Marc Leder, co-Chief Executive Officer of Sun Capital Partners, Inc., as Chairman of the Board.

2015 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 4, 2015, at 4:15 pm. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jill Granoff, and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters.  The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168 conference ID 29663550. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/.  To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women's, men's and children's apparel, women's and men's footwear, and handbags. Vince products are sold in prestige distribution worldwide, including over 2,500 distribution locations across 42 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operates 32 full-price retail stores, 10 outlet stores and its ecommerce site, VINCE.com. Please visit www.VINCE.com for more information.

Forward Looking Statements:  This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results.  Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material  and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading “Risk Factors.”  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	May 2,	May 3,
	2015	2014
Net sales	$59,842	$53,452
Cost of products sold	29,101	27,041
Gross profit	30,741	26,411
as a % of net sales	51.4%	49.4%
Selling, general and administrative expenses	25,640	21,204
as a % of net sales	42.9%	39.7%
Income from operations	5,101	5,207
as a % of net sales	8.5%	9.7%
Interest expense, net	1,316	2,850
Other expense, net	141	50
Income before taxes	3,644	2,307
Income taxes	1,190	923
Net income	$2,454	$1,384
Earnings per share:
Basic earnings per share	$0.07	$0.04
Diluted earnings per share	$0.06	$0.04
Weighted average shares outstanding:
Basic	36,753,114	36,723,727
Diluted	37,971,612	38,071,048

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	May 2,	January 31,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$71	$112
Trade receivables, net	17,396	33,797
Inventories, net	41,212	37,419
Prepaid expenses and other current assets	9,854	9,812
Total current assets	68,533	81,140
Property, plant and equipment, net	32,697	28,349
Intangible assets, net	109,494	109,644
Goodwill	63,746	63,746
Deferred income taxes and other assets	94,671	95,769
Total assets	$369,141	$378,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,834	$29,118
Accrued salaries and employee benefits	1,365	7,380
Other accrued expenses	28,413	27,992
Total current liabilities	54,612	64,490
Long-term debt	79,760	84,450
Deferred rent	13,207	11,676
Other liabilities	146,146	146,063
Stockholders' equity	75,416	71,969
Total liabilities and stockholders' equity	$369,141	$378,648